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     BUYER'S CALL OPTION AGREEMENT

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     regarding the
     Purchase of




     Shares in BERU Aktiengesellschaft





     BUYER'S CALL OPTION AGREEMENT


     by and between



          1.   Annegret Birkel,
               Klosterfeldstrabe 14, 21614 Buxtehude, represented by Wolfram Birkel on the basis of a power of attorney dated October 28, 2004, a copy of which is attached hereto,

     - "Seller" -

     and

          2. BorgWarner Germany GmbH, a company with limited liability with its registered seat at Im Fuchsloch 16, 69123 Heidelberg, and registered with the commercial register of the local court of Heidelberg under HRB 5929, represented by Anthony D. Hensel on the basis of a power of attorney dated October 21, 2004, issued by its managing director Christof M. Geiger, a copy of which is attached hereto,


     - "Buyer" -



     - Seller and Buyer each a "Party" and collectively the "Parties" -. The Parties agree as follows:

     1.   Preamble

          1.1 Sale and Purchase Agreement. The Seller and various other shareholders of BERU Aktiengesellschaft, Ludwigsburg, registered with the commercial register of the local court of Ludwigsburg under HRB 5087 (the "Company") have entered into a Sale and Purchase Agreement (the "Sale and Purchase Agreement") dated October 30, 2004 pursuant to which 6,221,170 shares in the Company, representing approximately
     62.21 % of the Company's share capital (the "Shares") have been sold to Buyer.

     1.2 Call Option Shares. Seller holds additional shares in the Company of a total amount of 81,500 shares, equivalent to approximately 0.82 % of the registered capital of the Company (collectively the "Call Option Shares").

     1.3 The Call Option Shares are currently deposited with M.M. Warburg & Co. as follows:

     M.M. Warburg & Co.

     Account No.:             Shares:


     0800/323 438              81.000
     0801/323 438                   500

     S.W.I.F.T.-Code:              WBWC DE HH
     Bank Code:                    201 201 00.


     2.   Call Option

     2.1 Buyer's Call Option. The Seller hereby grants to the Buyer the option to acquire upon request the Call Option Shares (the "Buyer's Call Option") by bindingly and irrevocably offering to the Buyer to execute the sale and purchase agreement regarding the Call Option Shares enclosed hereto as Exhibit 2.1 (the "Call
     Option SPA") upon exercise of the Buyer's Call Option as provided in Sec. 2.2.

     2.2 Call Option Exercise. Under the condition precedent that the Closing Events as defined in Sec. 4.2 of the Sale and Purchase Agreement have occurred, the Buyer is at any time after January 3, 2005 and prior to March 31, 2005 (the "Option Period") entitled to exercise the Buyer's Call Option by registered letter (Einschreiben) to Seller. Upon exercise of the Buyer's Call Option, the Call Option SPA will be deemed accepted and concluded.


     3.   Further Undertakings

          The Seller undertakes that as from the day of signing of this Buyer's Call Option Agreement until the end of the Option Period, Seller shall not tender the Call Option Shares in any public offer launched by the Buyer or any third party and Seller shall not sell, transfer or otherwise dispose of, the Call Option Shares to any party other than the Buyer or pledge the Call Option Shares for any purposes.


     4    Notices and Notifications

          4.1 Notices. All notices and other communications hereunder, in particular the exercise of the Buyer's Call Option, shall be made in writing and shall be sent by registered mail or courier to the following addresses:

          If to Seller, to:

               Annegret Birkel,
               Klosterfeldstrabe 14,
               D-21614 Buxtehude.
               Germany

               in each case with a copy to:

               Dr. Wilhelm Happ
          HAPP RECKE LUTHER
               Hermannstrasse 40
               D-20095 Hamburg
               Germany

          If to Buyer, to:

     BorgWarner Inc.
     Attn.: General Counsel
     5435 Corporate Drive
     Suite 150
     Troy, Michigan 48098/USA

               in each case with a copy to:

     HENGELER MUELLER
     Attn.: Dr. Joachim Rosengarten
     Bockenheimer Landstr. 51
     D-60325 Frankfurt am Main

          or to such other recipients or addresses which may be specified by any Party to the other Parties in the future in writing.

          4.2  Director's Dealing. The Buyer acknowledges that
     Seller will immediately after satisfaction of the condition precedent pursuant to Art. 2.2 of this Agreement be obligated to file a director's dealings notification pursuant to Art. 15 a of the German
     Securities Trading Act   Wertpapierhandelsgesetz (WpHG) -
     concerning the grant of the Buyer's Call Option.


     5    Miscellaneous

          5.1 Entire Agreement. This Agreement and its Exhibits contain the entire agreement between the Parties concerning the subject matter hereof and shall supersede and replace all prior oral and written declarations of intention made by the Parties in respect thereof.

          5.2  Amendments. Any amendments to this Agreement
     (including amendments to this Sec. 5.2) shall be valid only if made in writing, unless a stricter form (including notarial form) is required by mandatory law.

          5.3 Headings. The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

          5.4 German Terms. Where a German term has been inserted in quotation marks and/or italics, such term alone (and not the English term to which it relates) shall be authoritative for the interpretation of the respective provision.

          5.5 Assignment. No Party shall be entitled to assign any rights or claims under this Agreement without the written consent of the other Party, such consent not to be unreasonably withheld.

          5.6 No Rights of Third Parties. This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties.

          5.7 Governing Law; Place of Venue. This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws.

          5.8 Partial Invalidity. In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties agree to recognize and give effect to such valid and enforceable provision or provisions that correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that this Agreement contains any gaps (Vertragslucken).


     ______________________
     Place, Date



     ________________________
     Seller, represented by
     Wolfram Birkel





     ______________________
     Place, Date



     ________________________
     Buyer, represented by
     Anthony D. Hensel

     SALE AND PURCHASE AGREEMENT

     _______________________________________________



     regarding the
     Sale and Purchase of




     Shares in BERU Aktiengesellschaft






     SALE AND PURCHASE AGREEMENT


     by and between




          1.   Annegret Birkel,
          Klosterfeldstrabe 14, 21614 Buxtehude,

     - "Seller" -



     and


          2. BorgWarner Germany GmbH, a company with limited liability with its registered seat at Im Fuchsloch 16, 69123
     Heidelberg, and registered with the commercial register of the local court of Heidelberg under HRB 5929,


     - "Buyer" -




     - Seller and Buyer each a "Party" and collectively the "Parties"-


     TABLE OF CONTENTS

     Index of Defined Terms                       4
     Preamble                                5
     1.   Current Status                     5
     2.   Closing Date; Sale and Transfer              6
     3.   Purchase Price                     7
     4.   Closing Event; Closing Confirmation          7
     5.   Seller's and Buyer's Liability and Remedies  7
     6.   Confidentiality; Announcements               7
     7.   Notices                            8
     8.   Costs                                   9
     9.   Miscellaneous                      9
     Index of Defined Terms


     Banking Days        as defined in Sec. 9.6
     BERU Group          as defined in the Preamble A
     Buyer                    as defined in the recitals
     Buyer`s Call Option      as defined in Sec. 1.3
     Closing Confirmation     as defined in Sec. 4.2
     Closing Date        as defined in Sec. 2.1
     Closing Event       as defined in Sec. 4.1
     Company             as defined in Sec. 1.1
     Global Share Certificate as defined in Sec. 1.2
     Party/Parties       as defined in the recitals
     Sale and Purchase Agreement   as defined in the Preamble D
     Seller                   as defined in the recitals
     Share Deposit Bank  as defined in Sec. 1.4
     Shares              as defined in Sec. 1.3
     Purchase Price      as defined in Sec. 3.1
     Preamble

     A. The Seller is a shareholder in BERU Aktiengesellschaft, which is the parent company of a group of companies which are directly or indirectly majority-owned by BERU Aktiengesellschaft and which are active in the automotive supply industry (the "BERU Group").

     B.   The Seller intends to sell all its shares in BERU
     Aktiengesellschaft.

     C.   The Buyer intends to purchase the shares held by Seller.

     D.   The Seller and various other shareholders of BERU
     Aktiengesellschaft have entered into a Sale and Purchase
     Agreement dated October 30, 2004, pursuant to which 6,221,170 shares in BERU Aktiengesellschaft have been sold to the Buyer (the "Sale and Purchase Agreement").


     NOW, THEREFORE, the Parties agree as follows:

     1.   Current Status

          1.1 The Company. BERU Aktiengesellschaft is a stock corporation existing under German law with its corporate office in Ludwigsburg and registered with the commercial register of the local court of Ludwigsburg under HRB 5087 (the "Company"). The registered capital of the Company amounts to E26,000,000 (in words: Euro twenty-six million) and consists of 10,000,000 (in words: ten million) non par value bearer shares (nennwertlose, auf den Inhaber lautende Stockaktien) with a proportionate participation in the registered capital of E 2,60 each. The shares of the Company are admitted to the official market of the Frankfurt Stock Exchange and the Stuttgart Stock Exchange and traded in the over-the-counter markets (Freiverkehr) of the Dusseldorf
     Stock Exchange, the Munich Stock Exchange, the Hamburg Stock Exchange and the Berlin-Bremen Stock Exchange.

     .2   Global Share Certificate. All shares of the Company are
     issued in two global share certificates (the "Global Share
     Certificate") which are owned in fractional co-ownership by all shareholders of the Company, deposited with Clearstream
     Banking AG.

     1.3 The Shares. The shares in the Company held by the Seller represent a total amount of 81,500 shares (in words: eighty one thousand five hundred), equivalent to approximately 0.82% of the registered capital of the Company (the "Shares"). On October 30, 2004, the Seller has granted to the Buyer an option (the "Buyer`s Call Option") to acquire the Shares from the Seller upon the terms and conditions of this Agreement, which shall be deemed concluded upon the exercise of the Buyer`s Call Option.

     1.4 The Share Deposit Bank. Seller has deposited the Shares in the following share deposit accounts with M.M.Warburg & Co. (the "Share Deposit Bank"):

          M.M. Warburg & Co.

          Account No.:             Shares:


          0800/323 438              81.000
          0801/323 438                   500

          S.W.I.F.T.-Code:         WBWC DE HH
          Bank Code:               201 201 00.


     2.   Closing Date; Sale and Transfer

     2.1 Closing Date. Closing date shall be the third Banking Day following the exercise of the Buyer`s Call Option, or any date the Parties shall mutually agree (the "Closing Date").

     2.2 Sale and Transfer of the Shares. The Seller hereby (i) sells (verkauft) and, subject to the condition precedent of the receipt of payment of the Purchase Price in accordance with Sec. 3, transfers (ubereignet) the Shares (including the assignment of his fractional co-ownership of the Global Share Certificate) to the Buyer; subject to the same condition precedent, the Seller hereby also assigns her claims against Clearstream Banking AG and the Share Deposit Bank as to the delivery (Herausgabe- und Auslieferungsanspruche) with respect to the Shares. Buyer hereby accepts such sale, transfer and assignment. The sale and transfer of the Shares shall include all ancillary rights appertaining thereto (Nebenrechte), including without limitation the dividend rights (Gewinnbezugsrecht) to all profits not yet distributed to the Seller on the Closing Date. For the avoidance of doubt, Seller shall be entitled to all dividends for the business year 2004/05 of the Company to the extent that such dividends will have been distributed by the Company prior to the Closing Date.


     3.   Purchase Price

     3.1 Purchase Price. The purchase price for the Shares amounts to EUR 59 (in words: Euro fifty-nine) per share, i.e. a total amount of EUR 4,808,500 (in words: Euro four million eight hundred eight thousand fivehundred) for all Shares (the
     "Purchase Price").

     3.2 Payment of the Purchase Price. The Purchase Price shall be due and payable on the Closing Date and shall be transferred to the following bank account with the Share Deposit Bank:

          Account No. :  101 53 23 438
          Bank Code:          201 201 00
          S.W.I.F.T.-Code:    WBWC DE HH
          IBAN           DE 912012010001015323438

     The Seller has instructed the bank maintaining its bank account to confirm to Buyer by telefax receipt of payment of the Purchase Price upon such receipt without undue delay (unverzuglich).

     4.   Closing Event; Closing Confirmation

     4.1  Closing. On the Closing Date, the Buyer shall pay the
     Purchase Price in accordance with Sec. 3.2 (the "Closing Event").

     4.2 Closing Confirmation. After the Closing Event has been performed, the Seller and the Buyer shall confirm in a written document to be jointly executed by the Seller and the Buyer (the "Closing Confirmation") that the payment of the Purchase Price as well as the transfer of the Shares has occurred.


     5.   Seller's and Buyer's Liability and Remedies

          In case of an exercise of the Buyer`s Call Option, Sec. 5 to 7 of the Sale and Purchase Agreement shall apply as if the Shares sold hereunder had been sold under the Sale and Purchase
     Agreement.


     6.   Confidentiality; Announcements

          6.1 Confidentiality. Any information or documents relating to a Party to this Agreement, the Company, a company of the BERU Group, or their respective businesses and made available to another Party in the course of the preparation of the transaction contemplated hereunder shall not be disclosed to third parties or published unless required by applicable laws, rules or regulations (including take-over regulation). However, this obligation shall not apply to information that is proven (i) to have been (or have become) generally available (public domain) without breach of any obligation of any of the Parties, (ii) to have been known to the disclosing Party prior to the disclosure, (iii) to have been independently developed by the disclosing Party, or
     (iv) to have been received by the disclosing Party from a third party without any violation of any obligation of such third party vis-a-vis the disclosing Party.

               Neither Party shall, without the prior written consent of the respective other Party, disclose the contents of this Agreement to third parties or make any information relating thereto available to third parties. This shall not, however, apply to the extent a Party or any affiliate of a Party may be obliged to make any announcement or disclosure (including the disclosure of this Agreement) under applicable laws or regulations (including the rules of relevant stock exchanges or relevant Takeover Codes, including the German Securities Purchase and Takeover Act - Wertpapiererwerbs- und Ubernahmegesetz - and the Securities
     Trading Act - Wertpapierhandelsgesetz). The right of the Parties to disclose matters to advisers who are bound by a professional duty of confidentiality shall remain unaffected.

          6.2 Announcements. The Parties undertake that without the written consent of the other Parties neither Party shall make any public announcement regarding this Agreement, unless, in a reasonable judgment of a party, required by, or appropriate under, applicable laws or regulations (including, without limitation, the rules of the relevant stock exchanges or takeover codes, in particular the German Securities Purchase and Takeover Act - Wertpapiererwerbs- und Ubernahmegesetz - and the German
     Securities Trading Act - Wertpapierhandelsgesetz. Sufficiently prior to any permitted announcement the Party wishing to make the announcement shall, to the extent possible without violation of legal restrictions, notify the other Party thereof, provide to the other Party the proposed wording and take any requests of the other Parties into due consideration.

     7.   Notices

          All notices and other communications hereunder shall be made in writing and shall be sent by registered mail or courier to the following addresses:
          If to the Seller, to:

               Annegret Birkel,
               Klosterfeldstrabe 14,

               D-21614 Buxtehude;

               in each case with a copy to:

               Dr. Wilhelm Happ
          HAPP RECKE LUTHER
               Hermannstrasse 40

               D-20095 Hamburg

          If to the Buyer, to:

          BorgWarner Inc.
          Attn.: General Counsel
          5435 Corporate Drive
          Suite 150
                Troy, Michigan 48098/USA

               in each case with a copy to:

          HENGELER MUELLER
          Attn.: Dr. Joachim Rosengarten
          Bockenheimer Landstr. 51
          D-60325 Frankfurt am Main


          or to such other recipients or addresses which may be specified by any Party to the other Parties in the future in writing.


     8.   Costs

     All costs, including expenses, fees and charges, in connection with the preparation, negotiation, execution and consummation of this Agreement or the performance of the transactions contemplated hereunder, including, without limitation, fees and expenses of professional advisors, shall be borne by the Party commissioning such costs. Stamp duties, locally applicable transfer taxes and similar fees necessary to transfer title to the Shares to the Buyer in connection with any clearance under applicable antitrust laws shall be borne by the Buyer.

     9.   Miscellaneous

     9.1 Entire Agreement. This Agreement and its Exhibits contain the entire agreement between the Parties concerning the subject matter hereof and shall supersede and replace all prior oral and written declarations of intention made by the Parties in respect thereof.

     9.2  Amendments. Any amendments to this Agreement
     (including amendments to this Sec. 9.2) shall be valid only if made in writing, unless a stricter form (including notarial form) is required by mandatory law.

     9.3 Headings. The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

     9.4 German Terms. Where a German term has been inserted in quotation marks and/or italics, such term alone (and not the English term to which it relates) shall be authoritative for the interpretation of the respective provision.

     9.5 Assignment. No Party shall be entitled to assign any rights or claims under this Agreement without the written consent of the other Party, such consent not to be unreasonably withheld.

     9.6  Banking Days. "Banking Days" referred to in this
     Agreement shall be any days other than Saturdays, Sunday or public holidays in Frankfurt am Main.

     9.7 No Rights of Third Parties. This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties.

     9.8 Exclusion of Remedies. Except as provided otherwise herein, no Party shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have against any rights or claims any other Party may have under this Agreement, or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds of a right of retention (Zuruckbehaltungsrecht), unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zuruckbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party or have been confirmed by final decision of a competent court.

     9.9 Governing Law; Place of Venue. This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws.

     9.10 Partial Invalidity. In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties agree to recognize and give effect to such valid and enforceable provision or provisions that correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that this Agreement contains any gaps (Vertragslucken).